Exhibit 99.1

                  BELO REPORTS RESULTS FOR SECOND QUARTER 2006

    DALLAS, July 28 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.41 for the second quarter of 2006, including one-time benefits totaling $0.08 per share (a tax benefit of $3.8 million related to Texas state tax reforms and a previously disclosed $7.5 million gain related to a payment associated with a change-in-control provision in one of Belo's vendor contracts). Second quarter 2006 earnings include an expense of $3.7 million for stock-based compensation, or $0.02 per share on an after-tax basis, all of which is incremental to the prior year. In the second quarter of 2005, Belo reported net earnings per share of $0.36.

    Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "We made significant progress during the second quarter in transforming Belo's businesses to compete effectively in an increasingly Internet-centric marketplace. We made important announcements regarding the reallocation of human, financial and capital resources and experienced strong growth in new products launched throughout the Company as well as significant increases in Internet revenues. We're very positive about the progress being made on many fronts and I'm convinced that the steps we are taking in 2006 will create significant shareholder value over the intermediate to long-term."

    Second Quarter in Review

    Decherd said, "Second quarter EPS finished $0.07 above the high end of our June 20 guidance with $0.03 due to better-than-expected results from operations, more specifically as a result of stronger than anticipated television revenues and lower expenses, and $0.04 due to the one-time tax benefit associated with Texas state tax reforms."

    Consolidated

    Belo's consolidated revenue for the second quarter increased 3.1 percent with Television Group revenue up 5.6 percent and Newspaper Group revenue up one percent.

    Total operating costs and expenses increased 7.5 percent, less than the Company's previous projection of a 10 percent increase, with decreases in consolidated EBITDA and earnings from operations of 1.8 percent and 12 percent, respectively. Belo's second quarter results included an estimated $7.9 million in incremental circulation revenue and an estimated $6.6 million in incremental circulation expense associated with the change from a buy-sell arrangement with contractors to a fee-for-delivery system at The Dallas Morning News. As noted previously, the second quarter also included $3.7 million in incremental stock-based compensation expense.

    Television Group

    Television Group revenue increased 5.6 percent in the second quarter versus the prior year including a 4.3 percent increase in spot revenues. Local and national revenues increased three percent and 1.3 percent, respectively. Political revenues were $5.1 million in the second quarter of 2006 compared with $1.9 million in the second quarter of 2005. Spot revenue growth rates accelerated each month in the second quarter, with June spot revenues up almost nine percent, including a 4.9 percent increase in local, a 9.3 percent increase in national and political revenue of $1.5 million. Advertising revenues associated with our television station Web sites continue to grow at a high rate, increasing more than 60 percent in the second quarter to $4.7 million, up from $2.9 million in the second quarter of 2005.

    Television Group segment costs and expenses increased 2.7 percent in the second quarter with about one percentage point of the variance attributable to the incremental stock-based compensation expense. Programming expense decreased
7.1 percent in the second quarter versus the second quarter of the previous year. Second quarter segment EBITDA for the Television Group increased 9.6 percent.

    Newspaper Group

    Newspaper Group total revenues increased one percent in the second quarter of 2006, including the estimated increase in circulation revenue related to the change in distribution methods at The Dallas Morning News of $7.9 million. Advertising revenue comparisons were not affected by this item. Advertising revenues for the Newspaper Group decreased less than one percent in the second quarter versus last year.

    Newspaper Group classified revenues decreased less than two percent in the second quarter, general advertising was down 2.8 percent and retail was down 7.3 percent. Interactive revenues increased 53 percent and part-run advertising increased 14 percent, related to new products launched at The Dallas Morning News.

    Newspaper Group segment costs and expenses increased six percent versus the second quarter of 2005, two to three percentage points less than previous projections, due to tight expense controls on discretionary costs. The six percent increase includes the aforementioned $6.6 million in estimated circulation distribution expense at The Dallas Morning News, incremental expenses related to new products launched at The Morning News in the third quarter of 2005 and incremental stock-based compensation expense. Excluding these items, Newspaper Group segment expenses decreased about one percent in the second quarter. Newspaper Group segment EBITDA decreased 14 percent in the second quarter.

    Corporate

    Corporate segment costs and expenses were $25.5 million in the second quarter of 2006 as compared to $15 million in the second quarter of 2005, mostly due to one-time expenses associated with transformational initiatives. Incremental expenses include $2.2 million attributable to stock-based compensation expense and $6 million in one-time transition costs associated with the technology and business process initiatives the Company has undertaken.

    Belo's total depreciation and amortization expense increased slightly in the second quarter of 2006.

    Total debt at June 30, 2006, was $1.35 billion, with $1.05 billion in long-term debt and $300 million in short-term debt related to notes due in June 2007. In addition to the normal balance of cash on hand to fund current operations, the Company also had $48 million in invested cash at June 30, 2006 as a result of the Company's May 2006 issuance of $250 million in senior notes, a majority of the proceeds of which were used to pay down the outstanding balance under the Company's senior credit facility. Capital spending in the second quarter was $25 million. The Company repurchased 2.1 million shares in the second quarter for a total of $37 million. Interest expense increased $2.2 million, or 10 percent, in the second quarter. Belo's leverage ratio, as defined in the Company's credit facility, was 3.5 times at June 30, 2006.

    Non-GAAP Financial Measures

    A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

    Third Quarter 2006 Outlook

    Regarding Belo's outlook for the third quarter of 2006, Decherd said, "We expect the revenue momentum experienced by Belo's television stations in the second quarter to carry over into the third quarter. Belo's Television Group expects to benefit significantly from political revenues in the third quarter as political races and issues heat up. In July, we expect Television Group spot revenue to finish up 7 to 8 percent versus the prior year with strength in non-political core advertising, which should be up 6 to 7 percent. For the third quarter overall, spot revenues, including political, are expected to increase high-single digits. We expect revenues associated with the Television Group's Web sites to increase 45 to 50 percent versus the prior year.

    "For the Newspaper Group, we expect total revenue to be up slightly in the third quarter with ad revenue flat versus the prior year, including a low-to-mid single digit ad revenue increase at The Press-Enterprise, flat to slightly down ad revenues at The Dallas Morning News and a low-single digit decrease at The Providence Journal. These projections include a revenue increase of 45 to 50 percent for the Newspaper Group's Web sites.

    "The impact of the change in circulation distribution methods at The Dallas Morning News on circulation revenues and expenses will moderate in the third quarter. Incremental revenues are estimated at $5 million with estimated incremental expenses of $4 million. The third quarter will be the heaviest period for one-time transition costs related to the Company's technology and business process initiatives, which are currently estimated at $8 to $9 million, including severance. Also, costs related to the voluntary severance plan at The Dallas Morning News are expected in the third quarter; however, it is too early to provide an estimate as The Morning News is still sizing the potential impacts. We expect to provide more information about the voluntary plan and its impacts as the details are finalized. In addition, the third quarter will reflect approximately $3 million in incremental stock-based compensation.

    "Excluding these incremental expenses, third quarter consolidated operating costs and expenses are expected to increase in the low-single digits. On a reported basis, operating costs and expenses are expected to increase in the mid-to-high single digits for the third quarter.

    "The previously noted tax benefit related to Texas state tax reforms resulted in an effective tax rate of approximately 33 percent for the second quarter and is expected to result in an effective tax rate of about 34.5 percent for full-year 2006. In 2007 and future years, the Company's effective tax rate is expected to increase moderately as a result of these reforms from our previous effective tax rate of just less than 39 percent.

    "We consider the current price at which BLC is trading to be an excellent buying opportunity for the Company. I noted in May that we have a target to reach 100 million shares outstanding over the next couple of years; with recent repurchases, we are making good progress toward that goal."

    The Company will continue to provide information on operating trends in its monthly statistical reports.

    A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company's Web site (http://www.belo.com/invest ). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo's Web site. To access the listen-only conference lines, dial 1-800-553-0329. A replay line will be open from 4:30 p.m. CDT on July 28 until 11:59 p.m. CDT on August 4. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 834751.

    About Belo

    Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,700 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

    Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

    Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo's other public disclosures, and filings with the Securities and Exchange Commission ("SEC") including the Annual Report on Form 10-K.

Consolidated Statements of Earnings

                                              Three months ended           Six months ended
                                                   June 30,                    June 30,
In thousands, except per share             ------------------------    ------------------------
 amounts (unaudited)                          2006          2005          2006          2005
----------------------------------------   ----------    ----------    ----------    ----------
Net Operating Revenues                     $  403,557    $  391,263    $  775,280    $  740,414

Operating Costs and Expenses
    Salaries, wages and employee
     benefits                                 142,472       136,748       290,838       272,206
    Other production, distribution
     and operating costs                      123,596       106,025       235,426       203,549
    Newsprint, ink and other
     supplies                                  34,227        34,853        70,905        66,958
    Depreciation                               22,272        22,214        44,088        44,246
    Amortization                                2,087         2,087         4,174         4,206
        Total operating costs and
         expenses                             324,654       301,927       645,431       591,165

        Earnings from operations               78,903        89,336       129,849       149,249

Other income and expense
    Interest expense                          (24,430)      (22,219)      (48,092)      (44,512)
    Other income (expense), net(1)              8,852           485         9,700           841
        Total other income and expense        (15,578)      (21,734)      (38,392)      (43,671)

Earnings
    Earnings before income taxes               63,325        67,602        91,457       105,578
    Income taxes                               20,666        25,682        31,498        39,957

        Net earnings                       $   42,659    $   41,920    $   59,959    $   65,621

Net earnings per share
    Basic                                  $      .41    $      .37    $      .57    $      .58
    Diluted                                $      .41    $      .36    $      .57    $      .57

Average shares outstanding
    Basic                                     104,307       113,308       105,219       113,740
    Diluted                                   104,474       114,915       105,523       115,365

Cash dividends declared per share          $      ---    $      ---    $     0.10    $     0.10

    Certain amounts have been reclassified to conform to the current presentation.

    Note (1): Other income (expense), net consists primarily of equity earnings(losses) from partnerships and joint ventures and other miscellaneous income (expense).

Belo Corp.
Consolidated Condensed Balance Sheets

                                                  June 30,     December 31,
In thousands                                        2006           2005
---------------------------------------------   ------------   ------------
Assets
    Current assets
        Cash and temporary cash investments     $     77,993   $     33,243
        Accounts receivable, net                     259,595        262,240
        Other current assets                          65,160         60,794
    Total current assets                             402,748        356,277

    Property, plant and equipment, net               523,561        534,112
    Intangible assets, net                         2,578,392      2,582,566
    Other assets                                     115,916        116,258

Total assets                                    $  3,620,617   $  3,589,213

Liabilities and Shareholders' Equity
    Current liabilities
        Short-term portion of long-term debt    $    300,000   $        ---
        Accounts payable                              59,510         91,210
        Accrued expenses                              91,701         97,142
        Other current liabilities                     60,787         59,077
    Total current liabilities                        511,998        247,429

    Long-term debt                                 1,048,893      1,244,875
    Deferred income taxes                            442,751        445,730
    Other liabilities                                119,625        117,698
    Total shareholders' equity                     1,497,350      1,533,481

Total liabilities and shareholders' equity      $  3,620,617   $  3,589,213

    Note: Certain amounts have been reclassified to conform to the current presentation.

Belo Corp.
Segment Information

                                             Three months ended         Six months ended
                                                   June 30                   June 30
                                           -----------------------   -----------------------
In thousands (unaudited)                      2006         2005         2006         2005
----------------------------------------   ----------   ----------   ----------   ----------
Television Group
     Net operating revenues                $  193,326   $  183,142   $  368,018   $  344,288
     Segment costs and expenses               109,815      106,935      217,860      209,851
       Segment EBITDA                      $   83,511   $   76,207   $  150,158   $  134,437

Newspaper Group
     Net operating revenues                $  210,231   $  208,121   $  407,262   $  396,126
     Segment costs and expenses               164,992      155,687      334,447      302,720
       Segment EBITDA                      $   45,239   $   52,434   $   72,815   $   93,406

Corporate
     Segment costs and expenses            $   25,487   $   15,004   $   44,861   $   30,142

    Certain amounts have been reclassified to conform to the current presentation.

    Note(1): Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Belo Corp.
Consolidated EBITDA

                                              Three months ended           Six months ended
                                                   June 30,                    June 30,
                                           ------------------------    ------------------------
In thousands (unaudited)                      2006          2005          2006          2005
----------------------------------------   ----------    ----------    ----------    ----------
Consolidated EBITDA (1)                    $  112,114    $  114,122    $  187,811    $  198,542
Depreciation and Amortization                 (24,359)      (24,301)      (48,262)      (48,452)
Interest Expense                              (24,430)      (22,219)      (48,092)      (44,512)
Income Taxes                                  (20,666)      (25,682)      (31,498)      (39,957)
Net Earnings                               $   42,659    $   41,920    $   59,959    $   65,621

    Note (1): The Company defines EBITDA as net earnings before interest expense, income taxes, depreciation and amoritzation. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"). Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets, senior management bonus and performance comparisons against our peer group of companies, as well as capital spending and other investing decisions. EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Belo Corp.
Third Quarter 2006 Guidance
As of 7/28/06

Item                                     Guidance
-------------------------------------    ---------------------------------------
Newspaper Group

Total revenue                            Expected to be up slightly
Advertising revenue                      Expected to be flat

Television Group

Spot revenue                             Expected to increase high-single
                                          digits

Other Items

Incremental stock-based                  Expected to be approximately
 compensation                             $3 million

Transition costs related
 to the Company's                        Expected to be about $8 to $9 million
 technology initiatives
Total operating                          Expected to increase mid-to-high
 costs and expenses                       single digits

SOURCE  Belo Corp.
    -0-                             07/28/2006
    /CONTACT: Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
    /Web site:  http://www.belo.com /
    (BLC)

CO:  Belo Corp.
ST:  Texas
IN:  PUB ENT MLM TVN
SU:  ERN CCA ERP